Exhibit 10.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

SECOND AMENDED AND RESTATED COLLABORATION AGREEMENT

THIS SECOND AMENDED AND RESTATED COLLABORATION AGREEMENT (the “Agreement”) is made effective as of July 23, 2018 (the “Effective Date”), by and between Adimab, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”), and iTeos Therapeutics S.A., having its registered offices at Rue des Frères Wright, 29 B-6041 Gosse1ies Belgium (“iTeos”). This Agreement amends and restates the Amended and Restated Collaboration Agreement dated January 23, 2017, as amended, between the Parties.

BACKGROUND

WHEREAS, Adimab is a leader in yeast-based, fully human antibody discovery and optimization using its proprietary core technology platform;

WHEREAS, iTeos is a biotechnology company in the business of, among other things, developing and commercializing therapeutic products;

WHEREAS, iTeos wishes to collaborate with Adimab on discovery and/or optimization of new antibodies against Targets of iTeos’s choosing;

WHEREAS, iTeos will have the option to develop, manufacture and commercialize the resulting Program Antibodies in accordance with the terms hereof:

WHEREAS, iTeos and Adimab have extended the Research Term for the Gal3 Research Program and the CD226 Research Program by letter amendments dated May 31, 2017, and November 22, 2017, and such letter amendments are now obsolete by virtue of termination of the CD226 Research Program without having exercised an Option and further extension of the Ga13 Research Program pursuant to this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adimab and iTeos hereby agree as follows:

ARTICLE 1

DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1     “AAA” has the meaning set forth in Section 10.2(c)(i) (Arbitration).

1.2    “Adimab” has the meaning set forth in the recitals.

1.3    “Adimab Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by iTeos).

1.4     “Adimab Materials” means any tangible biological or chemical materials (including all vectors, antibodies and other Know-How in the form of tangible biological or chemical materials) used or created by Adimab under a Research Program, including quantities of Program Antibodies (and DNA encoding these Program Antibodies), but excluding from and after the time of Option exercise for the relevant Target any quantities of Optioned Antibodies (and DNA encoding these Optioned Antibodies) provided to iTeos for such Target.

1.5     “Adimab Platform Patents” means all Patents Adimab Controls during the term of this Agreement that claim or Cover Adimab Platform Technology. (For clarity, Adimab Platform Patents exclude Program Antibody Patents.)

1.6     “Adimab Platform Technology” means all Know-How Controlled by Adimab (including via assignment from iTeos under this Agreement) and its Affiliates and Adimab Platform Patents regarding (a) the discovery and optimization of antibodies via methods that include the use of synthetic DNA antibody libraries and engineered strains of yeast and interrogating repertoires generated through B-cell cloning, (b) all methods, materials and other Know-How used in the foregoing and (c) platforms embodying, components, component steps and other portions of any of the foregoing in (a) or (b). For clarity, Adimab Platform Technology excludes Program Antibodies but includes technology used in the discovery and optimization of any Program Antibody, in each case not based on the specific composition of such Program Antibody (or product containing a Program Antibody), but based instead on the manner in which such Program Antibody was discovered or optimized under a Research Program.

1.7    “Adimab Platform Technology Improvement” means all Know-How developed or discovered through or as a result of a Research Program, and all Program Inventions (and Patents claiming them) that constitute, Cover, claim or are directed to Adimab Platform Technology, including any and all improvements, enhancements, modifications, substitutions, alternatives or alterations to Adimab Platform Technology.

1.8     “Adimab Program Inventions” means all Program Inventions made solely by employees of, or others obligated to assign Program Inventions to, Adimab.

1.9    “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

1.10    “Agreement” has the meaning set forth in the recitals.

1.11    “Commercially Reasonable Efforts” means the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with the level of efforts that a similarly situated biopharmaceutical company would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages resulting from the company’s own research efforts (i.e., explicitly ignoring the royalty, milestone and other payments due to Adimab under this Agreement), taking into account safety and efficacy; the competitiveness of alternative products; the proprietary position of the product; pricing and reimbursement; and all other relevant commercial factors.

1.12    “Confidential Information” has the meaning set forth in Section 6.1(a) (General Confidentiality Obligations).

1.13    “Controlled Contractor” means a Third Party that is hired by iTeos to perform research, development or analytical work related to a Program-Benefited Antibody, wherein such Third Party has written obligations to (i) maintain all Program Know-How and the results of such work in confidence, (ii) not use Program Know-How except to perform such work, and (iii) assign to iTeos any ownership interest such Third Party may obtain in a Program-Benefited Antibody or a Program Antibody Patent by virtue of performing such work; provided, however, that if such Controlled Contractor is an academic institution, such academic institution (together with iTeos) may publish data generated during the performance of such work so long as no sequence of a Program-Benefited Antibody is disclosed; and provided, further, however, that Third Party companies that discover or optimize antibodies as a service (e.g., competitors of Adimab) cannot be Controlled Contractors hereunder.

1.14    “Combination Product” means a product containing an Optioned Antibody as well as one or more other active therapeutic ingredient. Notwithstanding the foregoing, antibody-drug conjugates shall be deemed not to be Combination Products.

1.15    “Control” means, with respect to any Know-How or Patent, possession by a Party or any Affiliate (other than any entity which on or after the Effective Date acquires, directly or indirectly, a majority of the voting capital stock of such party and, prior to such acquisition, was not an Affiliate of such party), whether by ownership or license (other than pursuant to this Agreement) of the ability to grant a license or sublicense as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.16    “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims or covers, in any of the countries of manufacture, use, and/or sale, (a) the composition of such item, or of any product containing such item or that is made using such item by virtue of such product containing or being made using such item; and (b) a method of making or using any of the things referred to in (a).

1.17    “Dispute” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.18    “Effective Date” has the meaning set forth in the recitals.

1.19    “Evaluation Term” means, with respect to each Research Program, the time period beginning upon the final delivery of antibody sequences for Program Antibodies for such Research Program (which delivery shall be accompanied by a notice from Adimab indicating that such delivery is “final” for purposes hereof and shall only be delivered at the end of the applicable Research Term) and ending on the earliest to occur of (a) exercise of the Option, (b) the commencement of IND-enabling toxicology studies by or on behalf of iTeos with respect to a Product containing Program-Benefited Antibodies from such Research Program, and (c) [***] thereafter; provided, however, that the Evaluation Term for the Gal3 Research Program shall end on [***].

1.20    “Excluded Technology” means technology (and the Patents that Cover such technology) related to:

(a)    product formulation;

(b)    manufacturing, purification, or production;

(c)    the sequence of, or any modification to, a Program Antibody (including Patents relating to pegylation or other chemical modification) or sequences of antibodies against a Target;

(d)    technology used in activities performed by or on behalf of iTeos or its Licensees, including assays, in vivo testing, and modifications to Program Antibodies;

(e)    any Target (including any antigen representation thereof), or any mechanism of action via interaction with a Target, or antibodies based on their interaction with a Target, or their having been tested for their activity against a Target in a biological assay, or other methods of using antibodies;

(f)    the use of iTeos Materials;

(g)    if other than an Immunoglobulin G (IgG), the construct of any Product; and

(h)    technology related to anything other than the manner in which Adimab discovered the antibody.

1.21    “Field” means therapeutic, prophylactic or diagnostic uses in human disease.

1.22    “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Approval for such Product has been received in such country.

1.23    “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing under this Agreement shall not be excused by reason of a Force Majeure affecting the payor.

1.24    “FTE” means the equivalent of a full-time employee’s working days over a twelve (12) month period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of one thousand eight hundred (1,800) hours per twelve (12) month period of work performed by a fully qualified Adimab employee or consultant in a Research Program (or, with regard to Section 9.3, a fully qualified employee or consultant of iTeos or a Licensee or any of their Affiliates). To provide an FTE over a given time period that is less than a year means to provide the proportionate share (corresponding to the proportion that such time period bears to a full year) during such time period of a full year’s FTE.

1.25    “FTE Rate” means [***] per FTE.

1.26    “Generic Product” means, with respect to a given Product in a given country, any biological product that (i) is sold by a Third Party that is not a Licensee or Affiliate of iTeos and without the consent of iTeos, under a marketing approval granted by a regulatory authority to such Third Party; (ii) is highly similar to such Product, notwithstanding minor differences in clinically inactive components; (iii) shows no clinically meaningful differences when compared to the Product, in terms of safety, purity and potency and (iv) such generic product is approved in reliance on or with reference to a prior Marketing Approval of such Product or an equivalent process for Marketing Approval in any country outside the United States, or any other equivalent provision that comes into force, or is the subject of a notice with respect to such Product under 42 U.S.C. § 262(1)(2) or any other equivalent provision that comes into force in such country. By way of example, in the United States this would include a product that is submitted to U.S. Food and Drug Administration as a biosimilar via a Biologics License Application under Section 262(k) of Title 42 of the United States Code, as may be amended from time to time, for which the Product is the reference product.

1.27    “Indemnify” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.28    “iTeos” has the meaning set forth in the recitals.

1.29    “iTeos Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.30    “iTeos Materials” means (a) any tangible biological or chemical materials (including antigen samples and other Know-How in the form of tangible biological or chemical materials) provided by iTeos to Adimab under a Research Program (other than commercial material purchased by iTeos and delivered to Adimab), and (b) from and after the time of the Option exercise for a Target, the quantities of Optioned Antibody to such Target provided to iTeos by Adimab under this Agreement.

1.31    “iTeos Program Inventions” means all Program Inventions made solely by employees of, or others obligated to assign Program Inventions to, iTeos.

1.32    “Joint Inventions” means any and all Program Inventions made jointly by employees of, or others obligated to assign Program Inventions to, each of Adimab and iTeos.

1.33    “Joint Serendipitous Inventions” means all Joint Inventions other than those claimed by Program Antibody Patents or constituting Adimab Platform Technology Improvements.

1.34    “Know-How” means all technical information and know-how, including (i) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (ii) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines.

1.35    “Licensee” means a Third Party to whom iTeos has granted, directly or indirectly, rights to research, develop, manufacture, and/or commercialize Program-Benefited Antibodies under a Licensee Agreement; provided, however, that Licensees shall exclude fee-for-service contract research organizations or contract manufacturing organizations acting in such capacity. For clarity, licensees of the rights assigned to iTeos by Adimab and sublicensees of the license granted by Adimab to iTeos pursuant to Section 3.2 (Commercial Rights) under a Licensee Agreement shall be Licensees.

1.36    “Licensee Agreements” has the meaning set forth in Section 3.2(b)(iii) (Licensees).

1.37    “Losses” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.38    “Marketing Approval” means, within any given country, approval to market a Product legally as a drug or biologic, including approval of a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States, or approval of a comparable filing in the United States or any other jurisdiction. Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.39    “Milestone Event” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.40    “Milestone Payment” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.41    “Naïve Library” means an antibody library containing at least 109 transformants, containing both heavy and light chains, and used in initial screening to discover antibodies of interest against a given Target.

1.42    “Net Sales” means the gross amounts invoiced for an Optioned Antibody or Product for use in the Field by iTeos, its Affiliates and Licensees for sales or other commercial disposition of such Optioned Antibody or Product to a Third Party purchaser, less the following:

(a)    trade and quantity discounts (other than early pay cash discounts) actually allowed with respect to such sales which effectively reduce the selling price and are appropriately deducted from sales under appropriate accounting principles, consistently applied;

(b)    returns, rebates, chargebacks and other allowances actually allowed with respect to such sales;

(c)    retroactive price reductions that are actually allowed or granted;

(d)     deductions to the gross invoice price of Optioned Antibody or Product imposed by regulatory authorities or other governmental entities;

(e)    sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) except to the extent the selling person actually receives a credit or a refund for such taxes or duties; and

(f)    bad debt, early payment cash discounts, transportation and insurance.

If any Optioned Antibody is sold as part of a Combination Product, the Net Sales for such Optioned Antibody shall be determined by multiplying the applicable Net Sales of the Optioned Antibody (as determined without the application of this paragraph) by the fraction, A/(A+B), where A is the average per unit sale price of the Optioned Antibody component of the Combination Product when sold separately as a stand-alone product in finished form in the country in which the Combination Product is sold and B is the average per unit sale of the other active ingredients contained in the Combination Product when sold separately as stand-alone products in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of such stand-alone products did not occur in such country in the applicable period, then in the most recent royalty reporting period in which such sales of such stand-alone products occurred in such country. If such average sale prices cannot be determined, Net Sales shall be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

Notwithstanding anything to the contrary contained herein, in the event that iTeos and/or any Affiliate enters into a Licensee Agreement for the sales or other commercial disposition of Optioned Antibodies or Programs, for which iTeos and/or its Affiliates will be compensated on a net sales basis, then the definition of “Net Sales” used herein shall be substituted and replaced with the definition of net sales in such Licensee Agreement.

1.43    “Non-Optioned Antibodies” means any Program Antibody with respect to which the Evaluation Term has expired and which was not selected by iTeos pursuant to Section 3.2(a) (Option), and any Program-Benefited Antibody (other than an Optioned Antibody) generated from such Program Antibody.

1.44    “Option” has the meaning set forth in Section 3.2(a) (Option).

1.45    “Option Fee” has the meaning set forth in Section 4.3 (Option Fee).

1.46    “Optioned Antibody” means any Program Antibody selected by iTeos pursuant to Section 3.2(a) (Option), and any Program-Benefited Antibody generated from such Program Antibody.

1.47    “Optioned Program Antibody Patents” means those Program Antibody Patents that solely Cover Optioned Antibodies and do not Cover Non-Optioned Antibodies.

1.48    “Party” means Adimab or iTeos.

1.49    “Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

1.50    “Phase I Trial” means a human clinical trial (whether a phase Ia or a phase lb trial) in any country of the type described in 21 C.F.R. §312.2l(a), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.51    “Phase II Trial” means a human clinical trial conducted in any country of the type described in 21 C.F.R. §312.21(b), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.52    “Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. § 312.21(c), or an equivalent clinical study required by a Regulatory Authority outside the United States. For purposes of this Agreement, a human clinical trial that combines elements of a Phase II Trial and a Phase Ill Trial (a Phase ll/III trial) shall be deemed a Phase III Trial.

1.53    “Product” means any actual or potential product (including formulation) that comprises or contains one or more Optioned Antibodies (whether or not such product is currently under evaluation for safety, efficacy, or other factors).

1.54    “Program Antibody” means each antibody that has the same sequence of any antibody generated from use of the Adimab Platform Technology and delivered by Adimab to iTeos under a Research Program. It is understood and agreed that even if Adimab delivers nucleic acid sequences or amino acid sequences to iTeos instead of protein samples, antibodies encoded by such nucleic acid sequences or amino acid sequences are Program Antibodies, in addition to antibodies samples of which are physically delivered to iTeos under this Agreement.

1.55    “Program Antibody Patents” means, for each Target, Patents that (a) Cover a Program-Benefited Antibody or any Product and (b) do not Cover Adimab Platform Technology or Adimab Plattonn Technology Improvements.

1.56    “Program-Benefited Antibody” means any Program Antibody and any modified or derivative form of any such Program Antibody (including an scFv) created by or on behalf of iTeos or its Licensees, including any fragment of, pegylated version of (whether or not including amino acid changes) of a Program Antibody and including chemically modified versions (including associated amino acid substitutions) of a Program Antibody, and including an antibody designed or derived using the sequence of any Program Antibody or the nucleic acid coding for it.

1.57    “Program Inventions” means, for each Target, any invention that is conceived and/or first reduced to practice in the course of or as a result of the activities conducted under this Agreement (including in exercise of a license under this Agreement) or as a result of the use of Confidential Information exchanged hereunder. For clarity, Program Inventions include all Know -How made, developed, invented or discovered by employees, contractors or agents of either Party or of both Parties pursuant to this Agreement.

1.58    “Program Patent” means, for each Target, any Patent Covering a Program invention.

1.59    “Research Committee” has the meaning set forth in Section 2.2(a) (Scientific Research Committee).

1.60    “Research Plan” means the research plan to be agreed upon by the Parties with respect to a Target in accordance with Section 2.l(a) (Research Plans) hereof.

1.61    “Research Program” means each program of research conducted under this Agreement in accordance with a Research Plan.

1.62    “Research Term” means the period beginning on the Effective Date and ending, on a Research Program-by-Research Program basis, when Adimab delivers to iTeos final antibodies under a Research Plan; provided, however, that in no event will a Research Term for a particular Research Program exceed one year following the date the applicable Research Plan is agreed to by the Parties with respect to a Target in accordance with Section 2.1(a) (Research Plans) hereof.

1.63    “Royalty Payment” has the meaning set forth in Section 4.5(a) (Royalty Payments).

1.64    “Royalty Term” means, on a Product-by-Product and country-by-country basis, the term ending at the later of (i) ten (10) years after the First Commercial Sale of such Product in such country and (ii) the expiration of the last Program Patent Covering such Product.

1.65    “Senior Executive Discussions” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.66    “Target” means a target selected by iTeos pursuant to Section 2.1 (Research Programs).

1.67    “Target Nomination Period” means the term beginning on the Effective Date and ending on [***].

1.68    “Target Questionnaire” means the form of target questionnaire attached hereto as Exhibit A.

1.69    “Technical Milestone II Criteria” has the meaning set forth in Section 4.2(b)(ii) (Technical Milestone II).

1.70    “Term” has the meaning set forth in Section 9.1 (Term).

1.71    “Third Party” means an entity other than a Party or a Party’s Affiliates.

1.72    “Third-Party Claims” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.73 “Third Party Patent Licenses” means Patent licenses obtained by iTeos or any Licensee (or any Affiliates thereof) after iTeos determines in good faith that one or more such Patent licenses from Third Parties are reasonably required by iTeos or any Licensee (or any Affiliates thereof) because such Patents Cover the way in which Program Antibodies were discovered or optimized using Adimab Platform Technology under a Third Party Patent Covering the Adimab Platform Technology, in order to avoid Third Party claims of patent infringement relating to the discovery or optimization of an Optioned Antibody, which claims are reasonably believed by iTeos to be reasonably likely not to be dismissed at summary judgment and are reasonably likely to succeed overall. For clarity, Third Party Patent Licenses explicitly excludes licenses to any Excluded Technology.

1.74 References in the body of this Agreement to “Sections” refer to the sections of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

1.75 To avoid doubt, the term “antibody” as used everywhere else in this Agreement includes both full-length antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, and whether represented by physical material, nucleic acid sequences, or amino acid sequences.

ARTICLE 2

RESEARCH PROGRAMS.

2.1    Research Programs.

(a)    Research Plans. The Parties agree to collaborate on up to [***] Research Programs, each in accordance with a Research Plan. iTeos may nominate one Target for each Research Program by completing a Target Questionnaire and delivering it to Adimab during the Target Nomination Period; provided, however, that iTeos may not nominate more than [***] Targets during any [***] period. It is expected that iTeos will nominate [***] Targets for Research Programs shortly after the Effective Date. Upon completion of a Target Questionnaire by iTeos, the Parties shall agree to a Research Plan setting forth the expected timeline, budget, and relevant deliverables from initial discovery and from optimization of Program Antibodies. In addition, each Research Plan will set forth the criteria for achieving the Technical Milestone II Criteria described in Section 4.2(b) (Technical Milestone), which criteria shall be of the type that Adimab currently has the capability of analytically measuring, such as affinity and epitopic coverage, and such attributes shall not include any sort of measurement of biological functionality. Such Research Plan shall be based upon the form of Research Plan attached hereto as Exhibit B, and shall include Adimab’s responsibilities with respect to the discovery and optimization of antibodies with respect to each Target. Each Research Plan shall be agreed upon in writing by the Parties, and each Research Program shall be conducted in accordance therewith. Neither Party is required to perform a Research Program under this

Agreement if the Parties do not mutually agree in writing on a Research Plan. Adimab’s obligation to perform such additional Research Programs shall be subject to the availability of Adimab researchers to perform such Research Program; provided, however, that in no event shall Adimab be permitted to delay performance of such Research Programs for more than two (2) months after mutual agreement on such Research Plan.

(b)    Conduct of Research. Each Party shall use its Commercially Reasonable Efforts to perform the activities assigned to such Party in each Research Plan and to achieve the timeline(s) set forth in such Research Plan. Adimab’s performance obligations under each Research Program shall be contingent upon iTeos providing the iTeos Materials, if any, set forth in the applicable Research Plan. Such iTeos Materials are expected to include Target antigen of suitable quality for performance of the Research Program. Adimab’s obligations with regard to the performance of a particular Research Program shall be subject to the iTeos Materials passing Adimab’s quality control standards. Adimab’s obligations with regard to the performance of a particular Research Program shall expire at the end of the applicable Research Term. Adimab shall have the right to use Third Parties in the performance of its obligations hereunder.

2.2     Project Management.

(a)    Scientific Research Committee. Promptly after the completion of each Research Plan, the Parties shall form a steering committee consisting of [***] representatives of each Party (the “Research Committee”) to oversee such Research Plan. The Research Committee’s role is to facilitate communication regarding progress in relation to the Research Programs and the collaboration generally. Either Party may change its Research Committee members upon written notice to the other Party. The Research Committee may meet in person or by teleconference or videoconference. Each Party shall designate one of its Research Committee members as co-chair. The Research Committee shall meet from time to time promptly after the date of a written request by either Party. Additional members representing either Party may attend any Research Committee meeting. The co-chairs shall be responsible for circulating, finalizing and agreeing upon minutes of each meeting within [***] after the meeting date. Upon expiration of the final Research Term, the Research Committee shall be disbanded.

(b)    Decision Making. The Research Committee shall operate by consensus but solely within the limits specified in this Section 2.2 (Project Management), it being understood that if the co-chairs cannot agree with regards to a specific matter within their decision-making authority, no decision of the Research Committee shall be deemed taken by the Research Committee. The Research Committee shall have the limited authority to amend the Research Plans in a manner not substantially affecting resources required to perform a Party’s obligations hereunder. Except for the limited authority set forth in this Section 2.2 (Project Management), the Research Committee shall not have any decision-making authority and in no event shall the Research Committee shall have the power to amend or waive compliance with this Agreement.

(c)    Alliance Managers. Each Party shall designate in writing within thirty (30) days after signing an “Alliance Manager” to be the primary contact for such Party. The Alliance Manager shall be responsible for managing communications between the Parties with respect to a Research Program, including responsibility for scheduling teleconferences and coordinating Research Committee meetings. Alliance Managers may also be members of the Research Committee.

2.3     Reports; Records.

(a)    By Adimab. During the applicable Research Term, at the junctures specified in the applicable Research Plan, Adimab shall provide written reports to iTeos regarding the Research Plan. Notwithstanding the foregoing or anything express or implied anywhere in this Agreement, Adimab shall not be required to disclose any Adimab Platform Technology or Adimab Platform Technology Improvements to iTeos (unless otherwise required for any Marketing Approval). Adimab shall maintain records, in reasonable scientific and technical detail and in a manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of a Research Program. In the event that such records and data include disclosure of Adimab Platform Technology or Adimab Platform Technology Improvements, Adimab may redact those portions that would disclose Adimab Platform Technology or Adimab Platform Technology Improvements prior to any review or inspection by iTeos (unless otherwise required for any Marketing Approval).

(b)    By iTeos. iTeos shall provide semi-annual written reports to Adimab which provide any data iTeos is required to provide under the applicable Research Plan and which shall disclose updated information regarding the existence and stage of development of all Program-Benefited Antibodies since the date of the last report. For clarity, the information reported by iTeos after the Research Term shall be solely for the purpose of allowing Adimab to monitor the progress of development of Program-Benefited Antibodies and Products, and to monitor iTeos’s obligations under this Agreement.

2.4    Use of Adimab Materials. With respect to each Target, iTeos shall only use Adimab Materials (a) as is necessary to conduct a Research Program during the Research Term and the Evaluation Term, (b) pursuant to the license granted under Section 3.1(a) (Research License to iTeos) of this Agreement while such license is in effect, or (c) after exercise of the Option, to generate and test Program-Benefited Antibodies in accordance with Section 9.4 (Commitments Regarding Program-Benefited Antibodies). iTeos shall not use Adimab Materials for any other purposes. For clarity, this means that, except as specified pursuant to the foregoing sentence, iTeos shall not (i) provide Adimab Materials to any Third Party other than a Controlled Contractor, or (ii) use any Program-Benefited Antibodies or Adimab Materials, or information related thereto (including the sequences thereof), for any purpose other than to research and develop antibodies that will be milestone- and royalty-bearing to Adimab hereunder. For clarity, the “sequence” of an antibody includes the amino acid sequence of the antibody and the corresponding nucleic acid sequences. Adimab acknowledges and agrees that upon receipt of Program Antibodies, iTeos may conduct testing on such Program Antibodies to optimize such Program Antibodies (and, to avoid doubt, the optimized versions thus created shall be Program-Benefited Antibodies).

Adimab retains title to the Adimab Materials, including all quantities of Program Antibodies that it provides under a Research Program, including during the Evaluation Term. Such quantities of Program Antibodies are (i) for use solely in assessing whether to exercise the Option for the applicable Target, and (ii) shall not be used in humans or for any commercial purpose.

Should iTeos not exercise its Option as described in Section 3.2(a) (Option), iTeos shall return to Adimab or destroy any Program-Benefited Antibodies in its possession on expiration of the Evaluation Term for such Target. Without limiting the generality of the foregoing, during the Evaluation Term and after expiration of the Options, if unexercised, iTeos shall not provide Program-Benefited Antibodies to Third Parties. Notwithstanding the foregoing, should iTeos exercise the Option for a given Target, all right, title and interest in and to those Program-Benefited Antibodies shall belong to and vest in iTeos (subject to the terms and conditions of this Agreement with respect to Program-Benefited Antibodies, including Section 9.4 (Commitments Regarding Program-Benefited Antibodies) hereof).

2.5    Use of iTeos Materials. With respect to each Target, Adimab shall only use iTeos Materials as is necessary to conduct a Research Program for the applicable Target. Adimab shall not use iTeos Materials for any other purposes. For clarity, this means that, except as specified pursuant to the foregoing sentence, Adimab shall not (i) provide iTeos Materials to any Third Party, or (ii) use any iTeos Materials, or information related thereto, for any purpose other than to research and develop antibodies that will be offered to iTeos hereunder. iTeos retains title to the iTeos Materials that it provides under a Research Program. Within ninety (90) days after the Research Term for such Target ends, Adimab will return to iTeos or destroy any remaining iTeos Materials (at iTeos’s direction).

2.6    Certain Restrictions on the Use of Antibodies.

(a)    Adimab Restrictions. Adimab shall not: (i) use a Naive Library to screen with respect to a Target under any Research Plan if Adimab has previously screened such Naive Library for the same Target; (ii) in the future screen a Naive Library with respect to a Target if Adimab had previously screened such Naive Library for such Target pursuant hereto; (iii) transfer a Naive Library used to screen for any Target hereunder to any Third Party; (iv) provide any Third Party with any Program Antibody delivered to iTeos pursuant hereto (and, for the avoidance of doubt, Adimab shall not deliver an antibody to any Third Party with CDR sequences which are identical to any Optioned Antibody); provided, however, that Adimab may provide a Third Party with a Non-Optioned Antibody if such Non-Optioned Antibody is independently rediscovered without the use of iTeos Materials or iTeos Confidential Information and without violating the provisions of clause (ii) above; or (v) deliver to iTeos as a Program Antibody any antibody previously delivered to a Third Party; and provided, further, however, that Adimab may provide iTeos with a Program Antibody if such Program Antibody is not licensed (or optioned) to a Third Party and such Program Antibody was independently rediscovered without the use of Third Party Materials or Third Party Confidential Information and without violating the provisions of clause (i) above.

Notwithstanding anything to the contrary in this Agreement:

(i)    nothing herein shall prevent Adimab from licensing or transferring some or all of the Adimab Platform Technology and/or Adimab Platform Technology Improvements to a Third Party (including technical support in connection therewith) nor shall anything herein require Adimab to in any way limit the use of the Adimab Platform Technology and/or Adimab Platform Technology Improvements by Adimab or a Third Party; and

(ii)    nothing herein shall require Adimab to physically remove from its libraries, or to prevent from being included in future libraries, any Program-Benefited Antibodies. Adimab hereby reserves the right for Adimab, its Affiliates, and those deriving rights from them (a) to include Program-Benefited Antibodies in antibody library(ies) transferred or licensed by Adimab to Third Parties (including the transfer of physical possession of samples of Program-Benefited Antibodies to a Third Party as part of such transactions) and (b) to conduct any activity with respect to Non-Optioned Antibodies if Adimab (or such other party) arrives at such Program-Benefited Antibodies in a manner fully compliant with Adimab’s other covenants and obligations under this Agreement.

(b)    iTeos Restrictions. iTeos hereby covenants that it, its Affiliates and its Licensees shall not seek to or actually research, develop or commercialize any Program-Benefited Antibody, or product containing the foregoing (other than the activities permitted hereunder during the Research Tem and the Evaluation Term for the purpose of determining whether or not to exercise the Option for such Target) except as Optioned Antibodies and Products under this Agreement.

ARTICLE 3

LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1    Mutual Research Licenses.

(a)    Research License to iTeos. During the Research Term and Evaluation Term for each Research Program, Adimab hereby grants iTeos a non-exclusive, non-sublicensable license under the Adimab Platform Patents and Program Antibody Patents to perform research in the Field for the purposes of performing iTeos’s responsibilities under this Agreement and each Research Plan hereunder and to evaluate Program Antibodies for purposes of determining whether to exercise an Option. For clarity, the license to iTeos excludes the right to (i) discover, optimize, or otherwise generate Program-Benefited Antibodies, (ii) discover or optimize other antibodies using the Adimab Materials, Adimab Platform Technology or Adimab Platform Technology Improvements, or (iii) use Program Antibodies or Adimab Materials to (a) screen for other antibodies’ activity vis-à-vis the applicable Target or (b) design other antibodies (in each case, other than Program-Benefited Antibodies that will be milestone- and royalty-bearing to Adimab under this Agreement).

(b)    Research License to Adimab. During the Research Term and Evaluation Term for each Research Program, iTeos hereby grants to Adimab a non-exclusive, non-sublicenseable (except to controlled contractors of Adimab) license under (a) the Know-How Controlled by iTeos and disclosed to Adimab from time to time during the Research Term and Evaluation Term and (b) Patents Controlled by iTeos, as and to the extent Covering the discovery and optimization of Program Antibodies under this Agreement, solely to perform Adimab’s responsibilities under the applicable Research Plan. For clarity, the license to Adimab excludes all rights or uses except the discovery, optimization, or generation of Program Antibodies in accordance with a Research Plan hereunder.

3.2     Commercial Rights.

(a)    Option. On a Research Program-by-Research Program basis, Adimab hereby grants iTeos the exclusive option (each, an “Option”) to obtain the licenses and assignments described in Sections 2.4 (Use of Adimab Materials) and 3.2(b) (Development and Commercialization License and Assignment) for Program-Benefited Antibodies discovered during a Research Program, exercisable on or before the expiry of the Evaluation Term by written notice to Adimab accompanied by payment of the applicable Option Fee for such Research Program. On a Research Program-by-Research Program basis, iTeos shall, in its written notice to exercise the Option, specify up to [***] Program Antibodies as the “Optioned Antibodies.”

(b)     Development and Commercialization License and Assignment.

(i)    Assignment. Effective on iTeos’s exercise of the Option, Adimab hereby assigns to iTeos, subject to the terms and conditions of this Agreement, all right, title and interest in and to all Optioned Program Antibody Patents.

(ii)    License. Effective on iTeos’s exercise of the Option, Adimab hereby grants to iTeos a worldwide, royalty-bearing, non-exclusive, sublicenseable (solely as provided in Section 3.2(b)(iii) (Licensees)) license under the (a) Adimab Platform Patents, (b) Adimab Platform Technology, (c) Adimab Platform Technology Improvements and (d) Program Antibody Patents, if any, which are not assigned to iTeos pursuant to Section 3.2(b)(i) (Assignment), each of(a)-(d) in the Field, to research, develop, have developed, make, have made, use, sell, offer to sell, import and export the Optioned Antibodies and Products during the Term of this Agreement. For clarity, the license to iTeos excludes the right to (A) discover or optimize antibodies using the Adimab Platform Technology or Adimab Platform Technology Improvements, or (B) use Program-Benefited Antibodies or Adimab Materials to (aa) screen for other antibodies’ activity vis-à-vis the applicable Target or (bb) design other antibodies (in the case of either (aa) or (bb), other than Program-Benefited Antibodies that will be milestone- and royalty-bearing to Adimab under this Agreement).

(iii)    Licensees. Any license of any Optioned Antibody and any sublicense of the rights granted under Section 3.2(b) (Development and Commercialization License and Assignment) shall be made solely pursuant to agreements (collectively, “Licensee Agreements”) that are consistent with all relevant terms and conditions of this Agreement and to Licensees who explicitly agree in writing to comply with all applicable terms of this Agreement, including Section 9.4 (Commitments Regarding Program-Benefited Antibodies) hereof. Subject to the terms and conditions of this Agreement, iTeos shall remain responsible for all payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant.

3.3    Diligent Development and Commercialization. Following exercise of the Option for a Research Program, iTeos shall devote Commercially Reasonable Efforts to develop, seek Marketing Approval for, and launch and actively commercialize at least [***] Optioned

Antibody discovered in each such Research Program. iTeos will provide Adimab with an annual written report of Product progress in development and commercialization, iTeos’s activities in that regard. If requested by Adimab, iTeos shall meet with Adimab to discuss such report.

3.4    No Implied Licenses. Other than the licenses, options and assignments explicitly set forth in this Article 3 (Licenses; Option; Development & Commercialization) or in Article 5 (Intellectual Property), neither Party grants any intellectual property licenses, options or assignments to the other Party under this Agreement. This Agreement does not create any implied licenses.

3.5    Covenant Not to Exceed License. Each Party hereby covenants that it shall not practice any Patent or item of Know-How licensed to it under this Agreement outside the scope of the license to such Party set forth in this Agreement (or any subsequent agreement between the Parties providing for an additional license under such Patent or item of Know-How). For the avoidance of doubt, iTeos will not (i) research, develop, manufacture or commercialize Program-Benefited Antibodies other than Optioned Antibodies or (ii) research, develop, manufacture or commercialize Optioned Antibodies except as Products under this Agreement. For clarity, although iTeos may discover Program-Benefited Antibodies using any Program Antibody during the Evaluation Term, upon expiration of the Evaluation Term, iTeos will cease any research, development, manufacture and commercialization of Program-Benefited Antibodies generated from Program Antibodies which are not Optioned Antibodies.

3.6    Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of another jurisdiction), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction).

ARTICLE 4

FINANCIAL TERMS.

4-1    Technology Access Fee. iTeos will pay to Adimab a one-time, non-creditable, non-refundable technology access fee of [***] within [***] of the Effective Date.

4.2     Research Stage Fees.

(a)        Research Funding. For each Research Plan, iTeos shall pay Adimab, within [***] of completion of each calendar quarter, an amount equal to [***] of the actual FTEs expended by Adimab on the Research Programs during such calendar quarter (at the FTE Rate), subject to reasonable itemization as requested by iTeos. If Adimab anticipates an overage of more than [***] of the FTEs estimated for a Research Plan, then Adimab shall promptly notify iTeos thereof. Adimab shall not invoice iTeos for more than [***] of the estimated FTEs for a Research Plan in the absence of having sent such a notice. After sending such notice, Adimab shall continue with such Research Plan until such time as Adimab receives written notice from iTeos to cease working on such Research Plan for purposes of either (i) terminating such Research Plan or (ii) temporarily halting work on such Research Plan in order to review the nature of such overage and amend the Research Plan in order to reduce the costs of completing such Research Plan. For clarity, the FTE costs associated with a Research Plan are rarely linear and thus, it is possible that the number of FTEs invoiced in any billing cycle may or may not coincide with the amount of time spent or remaining to be spent conducting the applicable Research Plan.

(b)    Technical Milestones.

(i)    Technical Milestone I. On a Research Program-by-Research Program basis, iTeos shall pay Adimab [***] within [***] of Adimab’s delivery to iTeos of an initial panel of Program Antibodies against the Target.

(ii)    Technical Milestone II. On a Research Program-by-Research Program basis, iTeos shall pay Adimab [***] within [***] of Adimab’s delivery to iTeos of a panel of Program Antibodies meeting pre-agreed goals as set forth in the Research Plan, which goals shall be of the type typically measured by Adimab’s protein analytics group, including affinity, specificity, and epitopic coverage (the “Technical Milestone II Criteria”). In the event that the Technical Milestone II Criteria are met and the payment under Section 4.2(b)(i) (Technical Milestone I) has not yet been paid to Adimab with respect to such Research Program, iTeos shall also make the payment under Section 4.2(b)(i) (Technical Milestone I) simultaneously with the payment under this Section 4.2(b)(ii) (Technical Milestone II). Notwithstanding the foregoing, the amount due to Adimab from iTeos with respect to the second and third Research Programs in which the Technical Milestone II Criteria are met shall be [***] rather than the [***] which would otherwise be payable.

4.3    Option Fee. In order to exercise the Option under Section 3.2(a) (Option) for a Research Program, iTeos shall pay to Adimab a non-creditable, nonrefundable option exercise fee of [***] for each such Research Program (each, an “Option Fee”) plus any unpaid Technical Milestone with respect to such Research Program.

4.4     Milestone Payments.

(a)        Milestone Events. On a Product-by-Product basis, iTeos shall report in writing to Adimab the achievement by iTeos or any Licensee or any of their respective Affiliates of each event (each, a “Milestone Event”) and pay the corresponding milestone payment (each, a “Milestone Payment”) to Adimab, each within [***] after the achievement of the corresponding Milestone Event in the following table:

Milestone Event	Milestone Payments for the First Product to Achieve such Milestone Event	Milestone Payments for the Second Product to Achieve such Milestone Event	Milestone Payments for the Third and Subsequent Product to Achieve such Milestone Event
Dose first patient in a Phase I Trial	[***]	[***]	[***]
Dose first patient in a Phase II Trial	[***]	[***]	[***]
Dose first patient in a Phase III Trial	[***]	[***]	[***]
Filing for Marketing Approval in the United States*	[***]	[***]	[***]
Filing for Marketing Approval in the Europe*	[***]	[***]	[***]
Filing for Marketing Approval in the Japan*	[***]	[***]	[***]

* In the event that (i) the Product which has triggered such “Filing for Market Approval” Milestone Event has been licensed to a Licensee pursuant to a Licensee Agreement, (ii) such Licensee Agreement does not contain a milestone payment associated with an event which is reasonably contemporaneous with such Milestone Event described herein (and for these purposes, for example, a milestone related to the completion of Phase III or to the acceptance of a filing for Marketing Approval would be viewed as “reasonably contemporaneous”), and (iii) such Licensee Agreement does contain a milestone payment that is due to iTeos or its Affiliates reasonably contemporaneously with the receipt of Marketing Approval, then such Milestone Event hereunder will be deemed to have occurred simultaneously with the milestone described in clause (iii) rather than upon Filing for Marketing Approval.

(b)    Catch-Up Payments. Milestone Payments are payable one time per Product, the first time each is achieved for such Product. If a later-stage clinical Milestone Event is achieved for any Product without one or more earlier-stage clinical Milestone Events having been achieved for that Product, then iTeos shall pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the most recently achieved clinical-stage Milestone Event. If a Milestone Event related to filing for Marketing Approval is achieved without one or more of the clinical Milestone Events being achieved, then iTeos shall pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the first Milestone Event related to filing for Marketing Approval.

4.5    Royalties.

(a)    Royalty Payments. As to each Product sold during the applicable Royalty Term, on a Product-by-Product basis, iTeos shall pay Adimab a royalty based on a percentage of annual worldwide Net Sales for such Product during the applicable Royalty Term for such Product in such country (“Royalty Payments”) as follows:

Product	Royalty Rate
First Product to receive Marketing Approval	[***]

Second Product to receive Marketing Approval	[***]

Third and subsequent Products to receive Marketing Approval	[***]

Notwithstanding anything to the contrary contained herein, to the extent that any Product sold during the applicable Royalty Term is used for diagnostic (as opposed to therapeutic or prophylactic) uses, the Parties hereby understand and agree that the applicable royalty rate for such Royalty Payments shall be a percentage as shall be mutually agreed by the Parties, but in no event to exceed [***]

(b)    Adjustment for Third Party IP. If iTeos enters into any Third Party Patent Licenses, then [***] of the net sales royalties actually paid to the Third Party under the Third Party Patent License with respect to Net Sales of any given Product in any given calendar quarter in any given country may be offset against the Royalty Payment, if any, that would otherwise have been payable to Adimab with respect to such same Net Sales; provided, however, that in no event shall the royalty owed to Adimab be reduced by more than [***] than the payment which would otherwise be due hereunder. It is understood, agreed and acknowledged that Adimab’s allowing iTeos to claim the credit of this Section 4.5(b) (Adjustments for Third Party IP) as to any particular Third Party Patent License: (a) does not mean Adimab believes that the licensed Patents were infringed or Cover any aspect of the discovery or optimization work by Adimab; (b) does not mean Adimab agrees with iTeos’ opinion as to the likelihood of success of a claim of such infringement or Coverage; (c) does not mean that Adimab believes iTeos’ opinion as to any of the foregoing is reasonable; and (d) is not, will not be, and shall not be under any circumstances construed as an admission of any kind. Adimab may have many reasons not to challenge any given assertion of the credit of this Section 4.5(b) (Adjustment for Third Party IP) by iTeos, including: (1) maintaining good relations with a counterparty; (2)

an assessment that the costs of the credit are outweighed by the benefits of iTeos having a license in place that makes it feel comfortable to proceed with the Product (resulting in a greater likelihood of milestones and royalties being paid to Adimab); (3) resource limitations that make it impracticable to challenge iTeos’ assertion of such credit even though Adimab may disagree whether this is proper; and (4) other reasons other than thinking that the relevant Patents Cover or were infringed.

(c)    Adjustment for Generic Competition. With respect to Products resulting from the TIGIT Research Program, on a country-by-country and Product-by-Product basis, if during a calendar quarter for which royalties are being calculated hereunder for a particular Product, one or more products being sold in a particular country are Generic Products with respect to such Product, and the market penetration (based on sales of units of such Product and such Generic Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties) of such Generic Product exceeds [***] then the royalty rate otherwise applicable to the Net Sales of the Product in such country during such quarter and thereafter (for as long as such Generic Products are sold in such country) will be reduced to [***] of Net Sales in such country. For the avoidance of doubt, such reduction will only apply for those calendar quarters in which the market penetration exceeds [***]

(d)    Know-How Royalty. For clarity, the Patent licenses granted to iTeos under this Agreement are non-royalty-bearing and the Parties have negotiated Royalty Payments based on the value of the Know-How (primarily in the form of trade secrets) used in the generation of Program Antibodies that are licensed to iTeos hereunder with the expectation that iTeos will obtain its own patent protection for Products.

4.6    Quarterly Payment Timings. All Royalty Payments due under Section 4.5 (Royalties) shall be paid quarterly within [***] after the end of the relevant calendar quarter for which royalties are due.

4.7    Royalty Payment Reports. With respect to each calendar quarter, within [***] after the end of the calendar quarter, iTeos shall provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales. The report shall provide all such information on a country-by-country and Product-by-Product basis.

4.8    Payment Method. All payments due under this Agreement to Adimab shall be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

4.9    Taxes. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by applicable law to be withheld or deducted from any royalties, milestone payments or other payments made by iTeos to Adimab under this Agreement, including by completing all procedural steps, and taking all reasonable measures, to ensure that any withholding tax is reduced or eliminated to the extent permitted under applicable law, including income tax treaty provisions and related procedures for claiming treaty relief. To the extent that iTeos is required to deduct and withhold taxes on any payment to Adimab, iTeos shall deduct and withhold such taxes and pay the amounts of such taxes to the proper government authority in a timely manner and promptly submit to Adimab an official tax certificate or other evidence of such withholding sufficient to enable Adimab to claim such payment of taxes. iTeos shall provide Adimab with reasonable assistance (at Adimab’s expense) in order to allow Adimab to recover, as permitted by applicable law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Adimab shall provide iTeos with any tax forms that may be reasonably necessary in order for iTeos to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty. Adimab shall use reasonable efforts to provide any such tax forms to iTeos at least thirty (30) days prior to the due date identified by iTeos for any payment for which Adimab desires that iTeos apply a reduced withholding rate. iTeos will make all payments to Adimab hereunder either from Belgium or the United States.

4.10    Records; Inspection.

(a)    iTeos shall keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of Program Antibody and Product including all records that may be necessary for the purposes of calculating all payments due under this Agreement. iTeos shall make such records available for inspection by an accounting firm selected by Adimab at iTeos’s premises in Belgium on reasonable notice during regular business hours.

(b)    At Adimab’s expense no more than once per calendar year, Adimab has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm to perform on behalf of Adimab an audit, conducted in accordance with U.S. generally accepted accounting principles (GAAP), of such books and records of iTeos as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by Adimab and the correctness of any report or payments made under this Agreement.

(c)    If the audit reveals an underpayment, iTeos shall promptly pay to Adimab the amount of such underpayment plus interest in accordance with Section 4.14 (Late Payments). If the audit reveals that the monies owed by iTeos to Adimab has been understated by more than [***] for the period audited, iTeos shall, in addition, pay the costs of such audit.

4.11    Licensee Reports, Records and Audits. Any agreements with Licensees shall include an obligation for the Licensee to (i) maintain records adequate to document and verify the proper payments (including milestones and royalties) to be paid to Adimab; (ii) provide reports with sufficient information to allow such verification; and (iii) allow Adimab (or iTeos if requested by Adimab) to verify the payments due.

4.12    Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the exchange rates reported on the [***] prior the payment due date for the purchase and sale of U.S. dollars, as reported by the Wall Street Journal. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, iTeos shall provide to Adimab a true, accurate and complete copy of the exchange rates used in such calculation. Notwithstanding anything to the contrary contained herein, in the event that iTeos and/or any Affiliate enters into a Licensee Agreement for the sales or other commercial disposition of Optioned Antibodies or Programs, for which iTeos and/or its Affiliates will be compensated on a net sales basis, then the currency conversion methodology provided for in the Section 4.12 shall be substituted and replaced with the currency conversion methodology contained in such Licensee Agreement.

4.13    Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable and non-creditable except to the extent set forth in Section 4.5(b) (Adjustment for Third Party IP).

4.14    Late Payments. Any amount owed by iTeos to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [***] above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as quoted in the Wall Street Journal (or if it no longer exists, a similarly authoritative source) calculated on a daily basis, or, if lower, the highest rate permitted under applicable law.

ARTICLE 5

Intellectual Property.

5.1    Ownership and Inventorship.

(a)    Program Patents and Program Know-How. Adimab shall solely own, regardless of inventorship, all Program Patents directed to Adimab Platform Technology Improvements and, prior to Option exercise, all Program Antibody Patents. iTeos shall own, regardless of inventorship, from and after the date of Option exercise, the Optioned Program Antibody Patents, subject to the terms and conditions of this Agreement. All Program Patents other than those referred to in the foregoing two (2) sentences shall be owned based on inventorship. Program Know-How that constitutes Adimab Platform Technology Improvements shall be owned by Adimab and all other Program Know-How shall be owned by the Party that created it.

(b)    Other Patents. To avoid doubt, nothing in this Agreement shall alter the ownership of the Parties’ pre-existing Patents.

(c)    Inventorship. Inventorship for purposes of this Agreement, and all intellectual property-related definitions in this Agreement, shall be determined in accordance with United States patent law.

5.2    Implementation.

(a)    Assignments. Each Party hereby assigns to the other Party Program Inventions, associated Patents, and Program Know-How as necessary to achieve ownership as provided in Section 5.1 (Ownership and Inventorship). Each assigning Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party. Each Party shall perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party. Each assigning Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article 5 (Intellectual Property) at no charge.

(b)    Joint Ownership Implementation. As regards Joint Serendipitous Inventions and the Program Patents to the extent claiming them, either Party is entitled to practice and license them without consent of and without a duty of accounting to the other Party. Each Party hereby grants all permissions, consents and waivers with respect to, and all licenses under, the Joint Serendipitous Inventions and the Program Patents claiming them as necessary to achieve throughout the world the nature of joint ownership rights of the foregoing as described in Section 5.1 (Ownership and Inventorship) and the foregoing sentence. To avoid doubt, this Section 5.2(b) (Joint Ownership Implementation) does not imply any permission, consent or waiver with respect to, or license under, any Patent or item of Know-How other than the Joint Serendipitous Inventions and the Program Patents to the extent claiming them.

5.3    Disclosure. During the Term of the Agreement, each Party shall promptly disclose to the other Party the making, conception or reduction to practice of any Program Inventions that would be Covered by Program Antibody Patents or in iTeos’s case that are Adimab Platform Technology Improvements (which, to avoid doubt, are assigned to Adimab under this Agreement). Such disclosure shall occur as soon as possible, but in any case within sixty (60) days after the Party determines such Program Inventions have been invented. To avoid doubt, this Section 5.3 (Disclosure) shall not be read to require Adimab to disclose Program Inventions constituting Adimab Platform Technology Improvements to iTeos.

5.4    Program Patent Prosecution and Maintenance.

(a)    Adimab Platform Technology. Adimab shall have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Program Patents directed to Adimab Platform Technology Improvements and all Adimab Platform Patents, all at its own expense.

(b)    Program Antibody Patents. iTeos shall have the sole right to file and prosecute all Program Antibody Patents, at iTeos’s expense, and prior to Option exercise, in Adimab’s name. Such right shall continue for the duration of the longer of the Evaluation Term and, if iTeos exercises the Option, the Term, subject to all of the following:

(i)    Prior to Option exercise, iTeos shall not file any Program Antibody Patent that discloses the sequence of any Program Antibody unless such Program Antibody Patent can be prevented from publishing in the event that iTeos does not exercise its Option with respect to such Program Antibody.

(ii)    Prior to Option exercise, to the extent that individual Program-Benefited Antibodies represent distinct patentable inventions, they shall be disclosed in separate applications and not as a group (e.g., as a filing on multiple patentable inventions), unless Adimab consents in its discretion in writing in advance to another approach.

(iii)    Both prior to and after Option exercise, Adimab shall have the right to review and comment on prosecution of the Program Antibody Patents, and iTeos shall provide Adimab with copies of all correspondence with patent offices relating thereto (including office actions and the like) promptly after receipt and drafts of all filings and correspondence with such offices no less than 20 business days in advance of filing.

(iv)    If iTeos does not exercise the Option, then all Program Antibody Patents that had been filed (if any) shall be promptly abandoned without being published and within [***] after the Option expiring iTeos shall make any and all filings necessary to result in such abandonment without publication (at iTeos’s expense) and provide documentation thereof to Adimab.

(v)    If iTeos does exercise the Option, then all Program Antibody Patents that had been filed for such Target that disclose Non-Optioned Antibodies for that Target shall be promptly abandoned without being published and within [***] after Option exercise, iTeos shall make any and all filings necessary to result in such abandonment without publication (at iTeos’s expense) and provide documentation thereof to Adimab.

(vi)    iTeos shall ensure, solely on behalf of iTeos and its Affiliates, that the sequences of Non-Optioned Antibodies shall not become published.

(vii)    iTeos shall prosecute at least one Optioned Program Antibody Patent in the United States, Japan and Europe, and such other countries as are required to be consistent with the Commercially Reasonable Efforts standard.

(viii)    iTeos shall be solely responsible for all costs of the activities under this Section 5.4(b) (Program Antibody Patents), except that to the extent Adimab hires counsel to review and comment on iTeos’s prosecution in which case Adimab shall be solely responsible for the fees to such counsel.

(c)    Responsibility. It is understood and agreed that searching for, identification and evaluation of Third-Party Patents that may apply to any Program Antibodies based on sequence, Target or the like is the responsibility of iTeos, and that Adimab shall have no responsibility for the foregoing nor liability if any such Third-Party Patents exist (except as provided in Section 4.5(b) above).

(d)    Serendipitous Program Inventions.

(i)    Adimab Program Inventions. As between the Parties, Adimab shall have the sole right, at its sole expense and in its sole discretion, to prepare, file, prosecute,

enforce and maintain (including conducting or participating in interferences and oppositions) all Patents directed to Adimab Program Inventions but not falling within the Optioned Program Antibody Patents or the Adimab Platform Technology Improvements (which, to avoid doubt, are both addressed above).

(ii)    iTeos Program Inventions. iTeos shall be responsible, at its sole expense and in its sole discretion, to prepare, file, prosecute, enforce and maintain (including conducting or participating in interferences and oppositions) all Program Patents on iTeos Program Inventions, other than Optioned Program Antibody Patents and Adimab Platform Technology Improvements (which, to avoid doubt, are both addressed above).

(iii)    Serendipitous Joint Program Inventions. The Parties shall mutually agree which of them shall be responsible for either using its in-house patent attorneys or through mutually agreed upon outside counsel to prepare, file, prosecute, enforce and maintain Program Patents on Joint Serendipitous Inventions, and how the costs of such activities will be shared.

5.5    Cooperation of the Parties. At the reasonable request of the responsible (as provided for in this Article 5 (Intellectual Property)) Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance of any Program Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents. Notwithstanding the foregoing, Adimab shall not be required pursuant hereto to disclose Adimab Platform Technology to iTeos or to participate in any action against another Adimab customer.

ARTICLE 6

CONFIDENTIALITY; PUBLICITY.

6.1    General Confidentiality Obligations.

(a)    Any and all confidential or proprietary information disclosed to one Party by the other Party under this Agreement is the “Confidential Information” of the disclosing Party. In addition, information embodied in Adimab Materials is Adimab’s Confidential Information, and information embodied in the iTeos Materials is iTeos’s Confidential Information.

(b)    To avoid doubt, sequence information (whether as to amino acid sequence or nucleic acid sequence) with respect to Program Antibodies shall be deemed the Confidential Information of Adimab, except that from and after the date of Option exercise, the sequence information as to the CDRs of Optioned Antibodies shall be Confidential Information of iTeos. For clarity, either Party shall be entitled to disclose the non-CDR portions (i.e., the framework) of the Optioned Antibodies.

(c)    Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party shall disclose any Confidential Information of the other Party to any Third Party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees and contractors requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person shall be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement shall be binding upon its employees and contractors involved in the Research Program. Each Party shall take all steps necessary to ensure that its employees and contractors shall comply with the terms and conditions of this Agreement. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of [***] from, the termination or expiration of this Agreement in accordance with Article 9 (Term).

6.2    Exclusions from Nondisclosure Obligation. Information shall not be considered Confidential Information and the nondisclosure and nonuse obligations in Section 6.1 (General Confidentiality Obligations) shall not apply to the extent that the receiving Party can establish by competent written proof that it:

(a)    at the time of disclosure is publicly known;

(b)    after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;

(c)    was in such Party’s possession at the time of the earlier of disclosure hereunder and disclosure under the agreement referred to in Section 6.1 (General Confidentiality Obligations);

(d)    is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or

(e)    is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

6.3    Required Disclosures. If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party (i) shall give advance written notice to the disclosing Party, (ii) shall make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required and (iii) shall use and disclose the Confidential Information solely to the extent required by the law or regulation.

6.4    Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirers and licensees or sublicensees doing diligence and counsel for the foregoing. In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law. The filing Party shall seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5    Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

6.6    Publicity.

(a)    Press Releases. Adimab may publish a press release containing the text regarding this Agreement attached as Exhibit C. Other than repeating information in such press release (or any subsequent mutually agreed press release), neither Party will generate or allow any further publicity regarding this Agreement or the transaction or research contemplated hereunder in which the other Party is identified, without giving the other Party the opportunity to approve such press release.

(b)    Announcement of Subsequent Events. The Parties recognize the importance of announcing the exercise of any Option and the achievement of Milestone Events, and agree that Adimab may disclose these occurrences. At Adimab’s discretion, Adimab shall propose the text of an Adimab press release to announce each such event and iTeos shall have the opportunity to review and approve such text (such approval not to be unreasonably withheld).

(c)    Bundled Press Releases. It is understood and agreed that Adimab sometimes issues press releases that group multiple achievements of Adimab (such as new or expanded partnerships, option exercises, and achievement of milestones). It is understood and agreed that Adimab may choose to group text from an approved press release, or the announcement of Option exercise and/or achievement of a Milestone Event with other accomplishments or events not relating to this Agreement and in such event, the only portion of the press release into which iTeos shall have a consent right (such consent not to be unreasonably withheld), shall be those portions that relate to this Agreement.

6.7    Certain Data. The Parties recognize the need for Adimab to disclose the general capabilities of the Adimab Platform Technology. In connection therewith, notwithstanding this Article 6 (Confidentiality; Publicity), without disclosing iTeos’s identity, the identity of the Target (although the class of protein of the Target may be disclosed), or the sequence of any Program Antibody, Adimab shall be entitled to disclose generally Program Antibody attributes and Program Know-How, including the following: (a) Program Antibody binding affinities (kD), (b) expression range regarding Program Antibodies, (c) germline distribution of Program Antibodies, and (d) stage of development of Program-Benefited Antibodies.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES.

7.1    Mutual Representations. Each of Adimab and iTeos hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and shall not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its property, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2    Representations of Adimab. Adimab hereby represents and warrants to iTeos that, as of the Effective Date:

(a)    There are no complaints filed in court or, to Adimab’s knowledge, otherwise threatened, in each case pending relating to Adimab Platform Patents which, if decided in a manner adverse to Adimab, would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated by this Agreement.

(b)    There are no judgments or settlements against Adimab or its Affiliates or to which they are Party which will materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement. Adimab is not party to any settlement discussions that, if concluded as of the Effective Date, would result in a settlement which would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement.

(c)    To Adimab’s knowledge, the conception, development and reduction to practice of the Adimab Platform Technology, as it exists on the Effective Date, have not constituted or involved the misappropriation of trade secrets, know-how or similar rights or property of any person.

(d)    In Adimab’s reasonable judgment, the practice of the Adimab Platform Technology as practiced by Adimab as of the Effective Date, does not infringe a valid, issued Patent owned by a Third Party of which Adimab has knowledge.

(e)    Notwithstanding the foregoing, Adimab specifically excludes any representations with respect to any Excluded Technology.

7.3    DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF SECTION 7.1 (MUTUAL REPRESENTATIONS) AND SECTION 7.2 (REPRESENTATIONS OF ADIMAB), EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE OR THAT ANY PROGRAM PATENTS WILE ISSUE OR BE VALID OR ENFORCEABLE.

ARTICLE 8

INDEMNIFICATION

8.1    Indemnification by Adimab. Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) iTeos, its Affiliates and its and their directors, officers, agents and employees (collectively, “iTeos Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of Third-Party claims, demands and actions (collectively, “Third-Party Claims”) arising out of or relating to any breach of a representation or warranty made by Adimab under Article 7 (Representations and Warranties) or breach of any covenant made by Adimab, except to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any iTeos Indemnitee, or (ii) for which iTeos is required to Indemnify Adimab pursuant to Section 8.2 (Indemnification by iTeos).

8.2    Indemnification by iTeos. iTeos hereby agrees that it and its Licensees shall Indemnify Adimab, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) any breach of a representation or warranty made by iTeos under Article 7 (Representations and Warranties) or breach of any covenant made by iTeos, (b) iTeos’s research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of Program Antibodies and/or Products (or Program-Benefited Antibodies or products incorporating them), (c) Adimab’s use of any iTeos Materials, and (d) the use by iTeos or its Licensees of any Excluded Technology, except in each case to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any Adimab Indemnitee, or (ii) for which Adimab is required to Indemnify iTeos pursuant to Section 8.1 (Indemnification by Adimab).

8.3    Indemnification Procedures. Each of the foregoing agreements to Indemnify is conditioned on the relevant Adimab Indemnitees or iTeos Indemnitees (i) providing prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim (as, but only to the extent and for such period of time, such Third-Party Claim solely involves monetary damages and such indemnifying Party agrees in writing with such indemnified Party that the indemnifying Party shall be solely responsible for any and all such monetary damages), (iii) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (iv) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of the foregoing Sections 8.1 (Indemnification by Adimab) and 8.2 (Indemnification by iTeos), each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 (Indemnification) upon the resolution of the underlying Third-Party Claim.

8.4    Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE 9

TERM.

9.1    Term. The term of this Agreement shall commence on the Effective Date and shall expire upon (a) in the event that no Option is exercised, the conclusion of the Iast-to-expire Evaluation Term; or (b) in the event that an Option is exercised, on a country-by-country and Product-by-Product basis on the expiration of the last Royalty Term for a Product in the particular country, in each case, unless earlier terminated by a Party as set forth below in this Article 9 (Term) (the “Term”).

9.2    Material Breach. Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [***] following notice from the non-breaching Party to the breaching Party specifying such breach.

9.3    Product Abandonment. With respect to each Product for which the “Dosing of first patient in a Phase 1 study” Milestone Event has been achieved, this License Agreement shall terminate in the event that iTeos ceases significant development and/or commercialization activities (either itself or through a Licensee) of such Product for a period of at least [***] where “significant development and/or commercialization activities” means devoting at least one FTE, in the aggregate, to such activities.

9.4    Commitments Regarding Program-Benefited Antibodies. It is the intent of the Parties that iTeos and its Licensees will pay the Option Fee, Milestone Payments and Royalty Payments in accordance with Article 4 (Financial Terms) with respect to Program-Benefited Antibodies researched, developed, manufactured and commercialized by iTeos or its Licensees. Accordingly, the Parties agree that if iTeos or any of its Licensees researches, develops, manufactures, or commercializes any Program-Benefited Antibody, then iTeos shall pay to Adimab the fees set forth in Article 4 (Financial Terms), including the Option Fee, Milestone Payments and Royalty Payments, as applicable, on the Program-Benefited Antibody as (or as if) a Product under this Agreement. In the event that iTeos is unwilling or unable to pay such fees to Adimab (because, for example, of the dissolution of iTeos for bankruptcy or other reasons), then each Licensee shall make such payments directly to Adimab, If this Agreement expires or terminates (other than an expiration under Section 9.1 (Term) following an Option exercise after all applicable Royalty Terms have expired), iTeos and its Licensees (a) shall not research, develop, manufacture or commercialize any Program-Benefited Antibody or Product containing such a Program-Benefited Antibody, (b) shall not license or otherwise grant rights to any entity to do the foregoing, and (c) shall not practice, license or assign to a Third Party, option to a Third Party or covenant not to sue a Third Party with respect to Program Antibody Patents (regardless of inventorship), Program-Benefited Antibodies, or products containing them. iTeos and its Licensees will not research, develop, manufacture or commercialize Non-Optioned Antibodies.

9.5    Survival in All Cases. Termination of this Agreement shall be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, Sections 2.3 (Reports; Records), 2.4 (Use of Adimab Materials), 2.5 (Use of iTeos Materials), 2.6 (Certain Restrictions on the Use of Antibodies), 3.4 (No Implied Licenses), 3.5 (Covenant Not to Exceed License), 4.6 (Quarterly Payment Timings) through 4.14 (Late Payments) (with respect to payment obligations outstanding or having accrued as the effective date of termination or expiration), 5.1 (Ownership and Inventorship), 5.2 (Implementation), 5.4 (Program Patent Prosecution and Maintenance), 5.5 (Cooperation of the Parties), and 7.3 (Disclaimer of Warranties), and Articles 1 (Definitions), 6 (Confidentiality; Publicity), 8 (Indemnification), 9 (Term) and 10 (Miscellaneous) shall survive any expiration or termination of this Agreement.

9.6    Return of Adimab Materials. iTeos shall either return to Adimab or destroy all Adimab Materials (other than Adimab Materials relating to Optioned Antibodies) Target upon expiration or termination of the Evaluation Term without the Option being exercised, and all Adimab Materials on expiration or termination of this Agreement.

9.7    Additional Effects of Termination. If (i) iTeos fails to exercise the Option with respect to the Gal3 Research Program prior to [***], or (ii) this Agreement terminates pursuant to Section 9.2 (Material Breach) as a result of iTeos’ breach of this License Agreement or (iii) this Agreement terminates with respect to a Product pursuant to Section 9.3 (Product Abandonment), then (in the case of (ii), with respect to all Products, and in the case of (i) and (iii), with respect to the applicable Product) iTeos shall transfer such Product(s) to Adimab such that Adimab may effectively pursue development and/or commercialization of such Product(s) without substantial delay or hindrance, such transfer to include, without limitation:

(a)    effective upon such termination, iTeos hereby assigns to Adimab all right, title and interest in and to such Product(s), including all applicable Program Patents, all applicable Program Know-How, all data with respect to such Products and the Program-Benefited Antibodies contained therein (including all pre-clinical and clinical safety and efficacy data);

(b)    effective upon such termination, iTeos hereby assigns to Adimab all right, title and interest in any cell lines producing the applicable Products and the Program-Benefited Antibodies contained therein, and iTeos shall transfer all such cell lines to Adimab (under conditions intended to ensure their viability) along with all master batch records and SOPs for production of such antibodies;

(c)    iTeos shall transfer all data with respect to such Product(s) and all filings with patent and regulatory authorities with respect to such Product(s), to the extent that Adimab so requests.

Notwithstanding anything to the contrary contained herein, to the extent any such assignments, transfers or licenses contemplated by this Section 9.7 involve any monetary obligations owed to Third Parties, such assignments, transfers or licenses shall only be made as and to the extent that Adimab agrees to be solely responsible for such monetary payments to Third Parties.

9.8    Survival of Sublicenses. In the event that (a) iTeos has entered into a Licensee Agreement consistent with the terms of this Agreement (including the provisions of Section 3.2(b)(iii) (Licensees)), (b) this Agreement is terminated, and (c) such Licensee Agreement is in effect at the time of such termination, then such Licensee Agreement will survive such termination of this Agreement, provided that the Licensee assumes all of iTeos’s obligations hereunder with respect to the Program-Benefited Antibodies covered by such Licensee Agreement (including those obligations set forth in Section 2.3(b) (Reports; Records By iTeos)) and pays to Adimab all amounts that would have been due to Adimab from iTeos as a result of Licensee’s activities (including those obligations set forth in Article 4 (Financial Terms)) and otherwise accepts iTeos’s responsibilities hereunder, including those set forth in Section 9.4 (Commitments Regarding Program-Benefited Antibodies).

ARTICLE 10

MISCELLANEOUS.

10.1    Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

10.2    Dispute Resolution.

(a)    Initial Dispute Resolution. Either Party may refer any dispute in connection with this Agreement (“Dispute”) not resolved by discussion of the BD/Contract Liaisons to senior executives of the Parties (for Adimab, its CEO or his designee and for iTeos, its CEO or his designee) for good-faith discussions over a period of not less than [***] (the “Senior Executives Discussions”). Each Party will make its executives reasonably available for such discussions.

(b)    Disputes Not Resolved Between the Parties. If the Parties are unable to resolve the dispute through the Senior Executives Discussions within such [***], then either Party may, as the sole and exclusive means for resolving disputes under this Agreement, proceed to demand confidential arbitration by written notice to the other Part)’ and making a filing with the AAA in accordance with Section 10.2(c) (Arbitration). For clarity, each Party hereby acknowledges that both the fact of and nature of a dispute is the Confidential Information of both Parties, and any disclosure of the fact of or the nature of such a dispute (other than as contemplated by Section 10.2(c) below) would be highly damaging to the non-disclosing Party.

(c)    Arbitration.

(i)    Any Dispute referred for arbitration shall be finally resolved by binding arbitration in accordance with the most applicable rules of the American Arbitration Association (“AAA”) and judgment on the arbitration award may be entered in any court having jurisdiction.

(ii)    The arbitration shall be conducted by a panel of three (3) people experienced in the business of biopharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, then any arbitrator chosen under this Agreement shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge as applied to the pharmaceutical industry. If the issues in dispute involve patent matters, then at least one (I) of the arbitrators shall be a licensed patent attorney or otherwise knowledgeable about patent law matters. Within [***] after a Party demands arbitration, each Party shall select one person to act as arbitrator, and the two Party-selected arbitrators shall select a third arbitrator within [***] after their own appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, then the third arbitrator shall be appointed by the AAA. The place of arbitration shall be Boston, Massachusetts. All proceedings and communications as part of the arbitration shall be in English. Following selection of the third arbitrator, the arbitrators shall complete the arbitration proceedings and render an award within [***] after the last arbitrator is appointed.

(iii)    Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees or arbitration, unless in each case the arbitrators agree otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(iv)    Except to the extent necessary to confirm an award or as may be required by law, regulation, or the requirement of any exchange on which a Party’s shares are traded, neither Party shall disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party.

(v)    In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the subject matter of the Dispute would be barred by the applicable statute of limitations under Delaware law.

10.3    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Delaware, excluding its conflicts of laws principles.

10.4    Entire Agreement. This Agreement (including its Exhibits) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.5    Assignment. Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth in the following sentence. Either Party may assign this Agreement in its entirety to the successor to all or substantially all of its stock or assets to which this Agreement relates in connection with its merger with, or the sale of all or substantially all of its stock or assets to which this Agreement relates to, another entity, regardless of the form of the transaction. In addition, Adimab may assign this Agreement or any of its rights under this Agreement, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, provided such assignee agrees to be fully responsible for all obligations of Adimab hereunder. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

10.6    Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect.

10.7    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Patty takes reasonable efforts to remove the condition, but no longer than six (6) months.

10.8    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, delivered by express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Adimab:

Adimab, LLC

[***]

with a required copy to:

Attention: Head, Business Development at the same address.

In the case of iTeos:

iTeos Therapeutics S .A

[***]

with a required copy to:

[***]

10.9    Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.10    Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

10.11    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.12    Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement shall be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 6 (Confidentiality; Publicity), and shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 (Intellectual Property) as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.

10.13    Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the Effective Date.

ITEOS THERAPEUTICS SA:	ADIMAB, LLC:

By:	By:	/s/ Tillman Gerngross

Title:	Title:	CEO

Date:	7/30/2018	Date:	7/25/2018

EXHIBITS LIST

A – TARGET QUESTIONNAIRE

B – FORM OF RESEARCH PLAN

C – PRESS RELEASE